Exhibit 99.1

Diffusion Pharmaceuticals Strengthens Management Team with Appointmentof William Elder as General Counsel and Corporate Secretary

CHARLOTTESVILLE, Va. (September 24, 2020) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion” or “the Company”) today announced the appointment of William Elder, J.D., to the position of general counsel and corporate secretary, effective immediately. He will report to Robert Cobuzzi, Ph.D., chief executive officer of Diffusion. As general counsel, Mr. Elder is responsible for overseeing all legal functions, in particular corporate governance, securities and compliance and commercial transactions.

“We are delighted to have Bill join the Diffusion team,” said Dr. Cobuzzi. “He has had a long and productive association with the company, and we look forward to benefiting from Mr. Elder’s legal advice and support as we develop our lead product candidate, trans sodium crocetinate (“TSC”), and grow our business.”

Since 2019, Mr. Elder has served as president and chief executive officer for BillyVonElds, LLC, a season-long and daily fantasy sports company, where he managed all corporate, legal and operational aspects of the business. From 2011 to 2019, Mr. Elder was a corporate and securities associate in the Philadelphia office of the international law firm Dechert LLP. While at Dechert, Mr. Elder’s practice focused primarily on counseling public companies on securities laws and regulatory requirements, corporate governance matters and financial transactions.

He received his Juris Doctorate from the University of Pennsylvania Law School, where he was an editor of the Journal of Business Law. He received an M.S. in finance from Villanova University and a B.A. in economics from Tufts University.

“I believe Diffusion is poised to make an important difference in treating hypoxia and related medical conditions. I am thrilled to join the Diffusion team and look forward to playing a part in the Company’s future, as we work to establish TSC as an important compound for better outcomes for patients afflicted with COVID-19 and, in time, other hypoxic conditions,” said Mr. Elder.

Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

In connection with Mr. Elder’s new employment, the Compensation Committee of Diffusion’s Board of Directors has approved the grant of non-qualified stock options to Mr. Elder, who will receive options to purchase 70,000 shares of Diffusion’s common stock.  The grant was made on September 22, 2020 and the exercise price per share for such stock options is $0.82, the closing price of Diffusion’s common stock on such date, as reported by NASDAQ. The grant was made as an inducement material to Mr. Elder’s acceptance of employment with Diffusion, in accordance with NASDAQ Listing Rule 5635(c)(4).

The options have a 10-year term and will vest on a monthly basis over the 36 months after the date of grant, subject to Mr. Elder’s continuous employment with Diffusion through each applicable vesting date. In addition, the options are subject to acceleration or forfeiture upon the occurrence of certain events as set forth in Mr. Elder’s option and employment agreements.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to deliver oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions. Diffusion’s lead drug, TSC, was originally developed in conjunction with the United States (“U.S.”) Office of Naval Research, which was seeking a way to treat multiple organ failure and its resulting mortality caused by low oxygen levels from blood loss on the battlefield. Evolutions in research have led to Diffusion’s focus today on addressing some of medicine’s most intractable and difficult-to-treat diseases, including multiple organ failure from respiratory distress, stroke and glioblastoma multiforme (“GBM”) brain cancer. In each of these diseases, lack of available oxygen presents a significant obstacle for medical providers and is the target for TSC’s novel mechanism. The Company is currently partnering with U.S. and European institutions on an expedited research program to develop TSC as a treatment for the low oxygen levels and associated multiple organ failure in COVID-19 patients.

Preclinical data support the potential for TSC as a treatment for other conditions where low oxygen availability plays an important role, such as myocardial infarction, peripheral artery disease and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease. In addition to the development of TSC, DFN-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include the Company’s ability to develop TSC to address an unmet medical need with respect to COVID-19 or any other medical condition and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Robert Cobuzzi, Ph.D., CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

rcobuzzi@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

Media Contact:

Jeffrey Freedman

RooneyPartners

646-432-0191

jfreedman@rooneyco.com	# # #